FOR IMMEDIATE RELEASE

Contacts:          Media:
                   Heather Kowalski
                   240-453-3343

                   Investors:
                   Charles Poole
                   203-761-5400

             Celera Genomics Completes Acquisition of Paracel, Inc.

ROCKVILLE, MD--June 9, 2000--Celera Genomics (NYSE: CRA), a PE Corporation business, today announced that it had completed the acquisition of Paracel, Inc., a privately-held company based in Pasadena, CA. Paracel is a leading producer of advanced genomic and text analysis supercomputing technology. As a result of the merger, all of the equity of Paracel was exchanged for approximately 2.26 million shares of Celera Genomics common stock. The transaction was structured as a tax-free reorganization and accounted for under the purchase method.

PE Corporation comprises two operating groups. The Celera Genomics Group (NYSE:
CRA), headquartered in Rockville, MD, intends to become the definitive source of genomic and related medical information. The PE Biosystems Group (NYSE: PEB), with sales of $1.2 billion during fiscal 1999, develops and markets instrument-based systems, reagents, software and contract services to the life science industry and research community. PE Biosystems is headquartered in Foster City, CA, and comprises four divisions: Applied Biosystems, PE Informatics, PerSeptive Biosystems, and Tropix. Information about the Company, including reports and other information filed by the Company with the Securities and Exchange Commission, is available on the worldwide web at www.pecorporation.com or by phoning 800.762.6923.

Copyright (c) 2000 . PE Corporation. All Rights Reserved.
Celera, Celera Genomics, and PE Biosystems are trademarks of PE Corporation.

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